Exhibit 99.1

Talon International, Inc. Reports 2016

Second Quarter and Six Months Financial Results

LOS ANGELES, CA -  August 12, 2016 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the second quarter and six months ended June 30, 2016.

Second Quarter 2016 Financial Highlights

●	Overall gross profit increased $419,000 on an 8.4% decrease in revenue versus the prior year

●	Gross margins improved to 37.7% from 31.9% in second quarter 2015 due to more favorable product mix and operational cost containments

●	Talon Trim revenues posted a 16% increase versus the prior year

●	Income from operations grew $1.0 million over prior year second quarter and $1.4 million for the six months ended June 30, 2016

●	Net income grew 114% from the prior year to $958,000

Recent News Highlights

●	Chief Strategy Officer added to the executive team, spearheading corporate initiatives and growth

●	Talon became a bluesign® system partner, furthering its commitment to sustainable manufacturing

Financial Results

Sales for the quarter ended June 30, 2016 were $14.5 million, reflecting a decrease of $1.3 million, or 8.4%, as compared to the same period in 2015. The decrease was driven by a $2.5 million decrease in Talon Zipper revenues compared to the same period in 2015, resulting from declines in sales to specialty retail branded and mass merchandising customers. Sales of Talon Trim products increased $1.2 million during the same period, mainly due to new stretch technology programs and an increased customer base. Sales for the six months ended June 30, 2016 were $25.7 million, a decrease of 3.3% from the same period in 2015.

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“Talon continued to experience success with its Trim product line, with a revenue gain of 16% over the prior year,” stated Larry Dyne, Talon's Chief Executive Officer. “We continue to gain traction globally, both with our current partners as well as new customers who see the value in our Trim solutions and unique, Tekfit stretch technology. This growth was offset by a decline in the Zipper product segment, where we’re experiencing a competitive and price sensitive environment. Despite the revenue shortfall, we were able to improve gross margins through an improved product mix and manufacturing cost controls. This will be a focus going forward, as well as ensuring we have a strong presence in key geographic markets and continued product innovation in both the Zipper and Trim segments.”

“In the third quarter we named Daniel Ryu to the newly-created position of Chief Strategy Officer,” continued Mr. Dyne. “Daniel’s vast experience in the apparel and accessory industry adds strength to the management team and will help drive strategic growth ahead. In addition, Talon was named a bluesign® system partner, joining a highly respected network of brands and manufacturers who are interested in improving resource sustainability in the manufacture of their products by reducing the use of harmful chemicals and their impact on the environment.  By applying the bluesign® system to Talon’s manufacturing process, we intend to conserve resources and reduce the impact of our products on people and the environment.”

Gross profit for the quarter ended June 30, 2016 was $5.5 million, or 37.7% of sales, compared to $5.0 million, or 31.9% of sales, during the same period in 2015, reflecting an increase of $419,000. The increase is principally attributable to increased sales of higher-margin products, as well as lower freight, duty and manufacturing support costs, partially offset by lower overall sales volumes for Talon Zipper products. Gross profit for the six months ended June 30, 2016 was $9.6 million, or 37.4% of sales, reflecting an increase of $1.0 million as compared to the same period in 2015.

Operating expenses for the second quarter of 2016 were $3.6 million, which are $612,000 lower than operating expenses during the second quarter of 2015. Sales and marketing expenses for the quarter totaled $1.8 million, an increase of $118,000 as compared to the same period in 2015, mainly due to additional compensation costs, additional administrative costs, and increased facilities and related expenses offset by reduced marketing expenses, new product development costs, and reduced travel and entertainment expenses.

General and administrative expenses for the quarter totaled $1.9 million or 13.1% of sales, compared to the prior year of $2.6 million or 16.6% of sales. The decrease of $730,000 was mainly due to decreased compensation costs resulting from a one-time severance accrual for the three months ended June 30, 2015.

Operating expenses for the six months ended June 30, 2016 were $7.6 million, or 29.5% of sales, as compared to $8.0 million, or 30.0% of sales, in the first half of 2015. Sales and marketing expenses for the six months ended June 30, 2016 totaled $3.3 million, a decrease of $21,000 as compared to the same period in 2015. General and administrative expenses for the six months ended June 30, 2016 totaled $4.3 million, or 16.8% as a percentage of sales, compared to the prior year of $4.7 million, or 17.6% as a percentage of sales. For the quarter ended June 30, 2016, income from operations was $1.8 million as compared to $773,000 for the same quarter in 2015. Income from operations for the six months ended June 30, 2016 was $2.0 million as compared to $627,000 for the same period in 2015.

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Net income for the quarter ended June 30, 2016 was $958,000 or $0.01 per share as compared to net income of $449,000 or $0.00 per share for the quarter ended June 30, 2015. Net income for the six months ended June 30, 2016 was $1.0 million, an increase from $289,000 in the same period in 2015.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products including stretch technology products for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon® and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Vietnam, India, Indonesia and Bangladesh.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

Consolidated statements of operations AND COMPREHENSIVE INCOME (loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$14,454,889	$15,787,278	$25,719,521	$26,595,700
Cost of goods sold	9,003,343	10,754,319	16,103,716	17,998,834
Gross profit	5,451,546	5,032,959	9,615,805	8,596,866

Sales and marketing expenses	1,760,120	1,641,827	3,263,006	3,284,061
General and administrative expenses	1,888,408	2,618,291	4,314,366	4,685,783
Total operating expenses	3,648,528	4,260,118	7,577,372	7,969,844

Income from operations	1,803,018	772,841	2,038,433	627,022
Interest expense, net	155,761	106,142	306,408	200,561
Income before provision for income taxes	1,647,257	666,699	1,732,025	426,461
Provision for income taxes, net	689,559	218,192	725,210	137,177

Net income	$957,698	$448,507	$1,006,815	$289,284
Per share amounts:
Basic and diluted net income per share	$0.01	$0.00	$0.01	$0.00
Weighted average number of common shares outstanding - Basic	92,271,078	92,267,831	92,269,455	92,267,831
Weighted average number of common shares outstanding - Diluted	93,474,581	93,516,492	93,486,633	93,608,931

Net income	$957,698	$448,507	$1,006,815	$289,284
Other comprehensive income (loss) - Foreign currency translation	(11,753)	311	(11,456)	590

Total comprehensive income	$945,945	$448,818	$995,359	$289,874

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TALON INTERNATIONAL, INC.

Consolidated balance sheets

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,583,444	$2,852,315
Accounts receivable, net	4,781,482	3,796,209
Inventories, net	636,730	655,360
Current deferred income tax assets, net	1,003,941	997,067
Prepaid expenses and other current assets	698,412	554,389

Total current assets	11,704,009	8,855,340

Property and equipment, net	878,188	781,893
Intangible assets, net	4,307,406	4,313,948
Deferred income tax assets, net	4,521,635	5,046,345
Other assets	322,063	267,325
Total assets	$21,733,301	$19,264,851

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,437,390	$6,087,561
Accrued severance payments	257,880	526,671
Accrued commissions	599,375	645,503
Other accrued expenses	1,990,234	1,956,130
Current portion of capital lease obligations	22,826	21,940
Total current liabilities	10,307,705	9,237,805

Revolving line of credit from related party, net of discounts and deferred financing cost	3,780,496	3,492,772
Capital lease obligations, net of current portion	49,144	60,784
Deferred income tax liabilities	4,776	5,406
Other liabilities	210,828	257,903
Total liabilities	14,352,949	13,054,670

Stockholders' Equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 92,274,255 shares issued and outstanding at June 30, 2016 and December 31, 2015	92,274	92,268
Additional paid-in-capital	64,929,112	64,754,306
Accumulated deficit	(57,731,967)	(58,738,782)
Accumulated other comprehensive income	90,933	102,389
Total stockholders' equity	7,380,352	6,210,181
Total liabilities and stockholders' equity	$21,733,301	$19,264,851